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                           RYAN BELLE PLAINE, LLC

                                  Landlord

                                     and

          EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY

                                   Tenant


                            ---------------------

                        SINGLE TENANT LEASE AGREEMENT

                            ---------------------




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                              TABLE OF CONTENTS
                              -----------------
SECTION                                                                    PAGE
-------                                                                    ----

1.     LEASED PROPERTY, FIXED TERM........................................   1
2.     BASIC RENT.........................................................   1
2.1.   BASIC RENT.........................................................   1
2.2.   BASIC RENT NET; MANNER OF PAYMENT..................................   2
3.     ADDITIONAL RENT....................................................   2
4.     NET LEASE; NO COUNTERCLAIM, ABATEMENT, ETC.........................   2
5.     USE OF PROPERTY....................................................   2
6.     MAINTENANCE AND REPAIRS............................................   2
7.     ALTERATIONS AND ADDITIONS, ETC.....................................   3
8.     TENANT'S EQUIPMENT.................................................   3
9.     UTILITY SERVICES...................................................   4
10.    NO CLAIMS AGAINST LANDLORD, ETC....................................   4
11.    INDEMNIFICATION BY TENANT..........................................   4
12.    INSPECTION, ETC....................................................   5
13.    PAYMENT OF TAXES, ETC..............................................   5
14.    COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS, INSTRUMENTS......   5
15.    LIENS, EASEMENTS, ETC..............................................   6
16.    PERMITTED CONTESTS.................................................   6
17.    INSURANCE..........................................................   6
17.1.  RISKS TO BE INSURED................................................   6
17.2.  POLICY PROVISIONS..................................................   7
17.3.  DELIVERY OF INSURANCE CERTIFICATES.................................   7
17.4.  WAIVER OF INSURABLE CLAIMS.........................................   8


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18.    HAZARDOUS MATERIALS................................................   8
19.    DAMAGE TO OR DESTRUCTION OF PROPERTY...............................   8
19.1.  TENANT TO GIVE NOTICE..............................................   8
19.2.  RESTORATION........................................................   8
19.3.  TOTAL DESTRUCTION..................................................   9
19.4.  APPLICATION OF INSURANCE PROCEEDS..................................   9
19.5.  RENT ABATEMENT.....................................................  10
20.    TAKING OF PROPERTY.................................................  10
20.1.  TENANT TO GIVE NOTICE; ASSIGNMENT OF AWARDS, ETC...................  10
20.2.  PARTIAL TAKING.....................................................  10
20.3.  TOTAL TAKING.......................................................  11
20.4.  APPLICATION OF AWARDS, ETC.........................................  11
21.    CERTIFICATE AS TO NO EVENT OF DEFAULT, ETC.; FINANCIAL
         STATEMENTS, ETC..................................................  12
21.1.  CERTIFICATE OF TENANT AS TO NO EVENT OF DEFAULT, ETC...............  12
21.2.  CERTIFICATE OF LANDLORD............................................  12
21.3.  FINANCIAL STATEMENTS...............................................  12
22.    RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS, ETC...............  13
23.    ASSIGNMENTS, SUBLEASES, MORTGAGES, ETC.............................  13
23.1.  ASSIGNMENTS, SUBLEASES, ETC. BY TENANT.............................  13
23.2.  ASSIGNMENTS, MORTGAGES, ETC. BY LANDLORD...........................  14
24.    EVENTS OF DEFAULT; TERMINATION.....................................  14
25.    REPOSSESSION, ETC..................................................  15
26.    SURVIVAL OF TENANT'S OBLIGATIONS; DAMAGES..........................  15
26.1.  TERMINATION OF LEASE NOT TO RELIEVE TENANT OF OBLIGATIONS..........  15
26.2.  CURRENT DAMAGES....................................................  16
26.3.  FINAL DAMAGES......................................................  16


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27.    TENANT'S WAIVER OF STATUTORY RIGHTS................................  16
28.    NO WAIVER..........................................................  16
29.    REMEDIES CUMULATIVE................................................  17
30.    MODIFICATION, ACCEPTANCE OF SURRENDER..............................  17
31.    END OF LEASE TERM..................................................  17
32.    NOTICES, ETC.......................................................  17
33.    SHORT FORM OR MEMORANDUM...........................................  18
34.    QUIET ENJOYMENT....................................................  18
35.    MISCELLANEOUS......................................................  19
36.    DEFINITIONS........................................................  19
37.    ADDITIONAL PROVISIONS..............................................  21


Exhibit A:   Description of Property
Exhibit B:   Basic Rent
Exhibit C:   Additional Provisions

                                LEASE AGREEMENT

     THIS LEASE AGREEMENT (the "Lease"), dated as of April 21, 1997, between RYAN BELLE PLAINE, LLC, a Minnesota limited liability company (hereinafter referred to as "Landlord"), and EXCELSIOR-HENDERSON MOTORCYCLE MANUFACTURING COMPANY, a Minnesota corporation (hereinafter referred to as "Tenant").

                              WITNESSETH THAT:

     In consideration of the mutual agreements contained in this Lease, Landlord and Tenant agree with each other as follows:

     1. LEASED PROPERTY; FIXED TERM. Upon and subject to the conditions and limitations set forth below, Landlord leases to Tenant, and Tenant leases and rents from Landlord, the land described in Exhibit A attached hereto and made a part hereof, together with the approximately 170,000 square foot manufacturing facility and related improvements (the "Improvements") to be constructed thereon by Landlord (collectively, the "Property"), subject to the Permitted Exceptions. The Improvements shall be designed and constructed by Landlord in accordance with the provisions set forth in the Construction Agreement.

     TO HAVE AND TO HOLD the Property for a term (the "Fixed Term") commencing on the date (the "Commencement Date") on which Substantial Completion (as such term is defined in the Construction Agreement) is achieved and expiring at midnight of the last day of the month during which the date which is twenty (20) years subsequent to the Commencement Date occurs, unless this Lease shall sooner terminate as provided herein. The term of this Lease may be extended pursuant to paragraph 1 of Exhibit C attached hereto. Landlord and Tenant shall promptly after Substantial Completion of the Improvements execute a supplement to this Lease which specifies the first and last days of the Fixed Term. Upon Tenant's entry upon the Property for the purpose of installing any of Tenant's Equipment, all of the terms and conditions of this Lease shall become effective upon such entry, save and except (i) Sections 3, 5 and 6 of Exhibit C attached hereto, which shall become effective on the date of mutual execution and delivery of this Lease, and (ii) Sections 2, 4, 6, 9, 13, 19 and 20 hereof, which shall become effective on the Commencement Date.

     2. BASIC RENT.

          2.1. BASIC RENT. Net basic rental ("Basic Rent") shall be payable during the Fixed Term in the amounts specified on Exhibit B hereto, and at that rate prorated for any portion of a calendar month at the beginning of the Fixed Term. The monthly Basic Rent shall be paid to Landlord in advance on the Commencement Date and on the first day of each month thereafter during the term hereof. In the event of an early termination of this Lease for any cause other than an Event of Default, any Basic Rent paid in advance shall be prorated as of the date of such

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termination with the portion properly allocated to the period following termination refunded to Tenant upon such termination.

          2.2. BASIC RENT NET; MANNER OF PAYMENT. The Basic Rent and all other sums payable to Landlord hereunder shall be payable in such currency of the United States of America as at time of payment shall be legal tender for the payment of public and private debts and shall be paid to Landlord at Landlord's address set forth in Section 32 hereof or to such other person or address as Landlord from time to time may designate. The Basic Rent shall be net to Landlord so that this Lease shall yield to Landlord the full amount of the installments of Basic Rent throughout the term of this Lease, without deduction or setoff except as expressly provided in this Lease.

     3. ADDITIONAL RENT. Tenant will also pay, from time to time as provided in this Lease or on demand of Landlord, as additional rent (the "Additional Rent") (a) all other amounts, liabilities and obligations that Tenant herein assumes or agrees to pay, and (b) interest at the rate of fifteen per cent (15%) per annum on such of the foregoing amounts, liabilities and obligations as are payable by Tenant that are not paid when due and that Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord until paid by Tenant and on all overdue installments of Basic Rent and other sums payable under this Lease, from the due date thereof until payment.

     4. NET LEASE; NO COUNTERCLAIM, ABATEMENT, ETC. This Lease is a net lease, and the Basic Rent, Additional Rent and all other sums payable hereunder shall be paid without setoff or deduction, except as expressly provided in this Lease. Except as otherwise expressly provided in this Lease, Tenant shall at all times remain bound by this Lease and shall at all times remain obligated to pay the stated rentals required by this Lease. Except as specifically set forth herein to the contrary, Tenant shall in no event have any right to terminate this Lease.

     5. USE OF PROPERTY Tenant may use the Property for any lawful purpose that is permitted by the terms of the recorded Declaration of Covenants, Conditions and Restrictions which is applicable to the Property, and will not do or permit any act or thing that is contrary to any Legal Requirement or Insurance Requirement, or constitutes waste of the Property or any part thereof.

     6. MAINTENANCE AND REPAIRS. Tenant at its expense will keep the Property in good and clean order and condition, subject to ordinary wear and tear, and will promptly, at its own expense, make all necessary or appropriate repairs, replacements and renewals thereof, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen. All repairs, replacements and renewals shall be at least equal in quality, utility and class to the original condition of the Property. Tenant waives any right created by any law now or hereafter in force to make repairs to the Property at Landlord's expense. Landlord shall have no obligation to repair, rebuild or maintain the Property; provided, however, that Landlord shall promptly make all repairs and replacements covered under its warranties in the Construction Agreement and of which it is notified by Tenant during the initial

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year of the Fixed Term. Such one year limitation, however, shall not affect the liability of Ryan Belle Plaine, LLC for any breach of its warranties which liability extends beyond such period.

     7. ALTERATIONS AND ADDITIONS, ETC. Tenant at its expense may make alteration of and additions to the Improvements or any part thereof; provided, however, that any such alteration or addition (a) shall comply with the recorded Declaration of Covenants, Conditions and Restrictions applicable to the Property, (b) shall not materially affect the structural or mechanical elements of the Improvements and shall not change the general character of the Improvements located on the Property, (c) shall be effected with due diligence, in a good and workmanlike manner and in compliance with all Legal Requirements, Insurance Requirements and the provisions of Section 14 hereof,
(d) shall be fully paid for by Tenant upon its construction or installation on the Property, and (e), in the case of alterations or additions costing more than $500,000, shall be approved in writing by Landlord and Mortgagee, but which approval shall not be unreasonably withheld. All alterations of and additions to the Improvements shall immediately become the property of Landlord and shall constitute a part of the Property. In no event shall any installation, removal, alteration or modification of any of Tenant's Equipment be deemed to be alterations of or additions to the Improvements. Landlord shall not make any alterations of or additions to the Improvements, or any part thereof, without Tenant's consent.

     Tenant shall keep the Property free from any mechanics', materialmans', contractors' or other liens arising from, or any claims for damages growing out of, any work performed, materials furnished or obligations incurred by or on behalf of Tenant, other than the work to be performed by Landlord pursuant to the Construction Agreement. Provided, however, that Tenant shall have the right to contest any such lien, in which event such lien shall not be considered a default under this Lease until the existence of the lien has been finally adjudicated and all appeal periods have expired. Tenant shall indemnify and hold harmless Landlord from any against any such lien, or claim or action thereon, reimburse Landlord promptly upon demand therefor by Landlord for costs of suit and reasonable attorneys' fees incurred by Landlord in connection with any such lien, claim or action, and, upon written request of Landlord, provide Landlord with a bond in an amount and under circumstances necessary to prevent foreclosure of such lien.

     8. TENANT'S EQUIPMENT. All Tenant's Equipment shall be the sole property of Tenant and neither Landlord nor Mortgagee shall have any interest whatsoever therein. Tenant shall have the right from time to time in its sole and absolute discretion to install, remove, alter, modify, purchase, lease and/or finance any or all of Tenant's Equipment. Upon Tenant's request, Landlord shall execute waivers, consents and other agreements as Tenant shall reasonably request to facilitate such installation, removal, alteration, modification, purchase, leasing and/or financing, provided that they do not materially and adversely affect Landlord's rights hereunder. Landlord hereby waives and disclaims any statutory or other lien or rights it may have or hereafter have with respect to Tenant's Equipment, except as provided in Minn. Stat. Section 566.17. Tenant will immediately repair at its expense all damage to the Property caused by any removal of Tenant's Equipment therefrom.

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     9. UTILITY SERVICES. Except for charges incurred in connection with the work to be performed by Landlord pursuant to the Construction Agreement, Tenant will pay or cause to be paid all charges of any nature for utilities, communications and other services rendered at the Property.

    10. NO CLAIMS AGAINST LANDLORD, ETC. Except with respect to the Construction Agreement, nothing contained in this Lease shall constitute any consent or request by Landlord or any Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord or any Mortgagee in respect thereof.

    11. INDEMNIFICATION BY TENANT. Tenant will (to the full extent permitted by applicable law) protect, indemnify and save harmless Landlord, any officer, director or shareholder of any of Landlord and Mortgagee (each an "Indemnified Party") from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed upon or incurred by or asserted against any Indemnified Party or against the Property or any interest of such Indemnified Party therein by reason of the occurrence or existence of any of the following during the term of this Lease, unless arising out of the work performed by Landlord pursuant to the Construction Agreement are caused solely by the willful acts, omissions or misconduct or the negligence of such Indemnified Party: (a) any accident, injury to or death of any person or persons or loss of or damage to property occurring on or about the Property or any part thereof or the adjoining sidewalks, curbs, streets or ways, (b) any use, non-use or condition of the Property or any part thereof, or of the adjoining sidewalks, curbs, streets or ways, including, without limitation, claims or penalties arising from violation of any Legal Requirement or Insurance Requirement, any claim as to which the applicable insurance is inadequate, and any release of hazardous materials on the Property occurring while Tenant is in possession, unless caused by Landlord or persons acting under Landlord, (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease, (d) any negligent or tortuous act on the part of Tenant or any of its agents, contractors, servants, employees, licensees or invitees, or (e) any negligent or tortious act on the part of any assignee or sublessee of Tenant, or of any agents, contractors, servants, employees, licensees or invitees of any assignee or sublessee of Tenant. Any Indemnified Party seeking indemnification hereunder shall give notice to Tenant of the existence of any claim giving rise to the need for such indemnification within thirty (30) Business Days after the date on which such Indemnified Party shall have obtained actual knowledge of such claim; provided, however, that no Indemnified Party shall have any such obligation with respect to any claim whose existence is actually known to Tenant. In case any action, suit or proceeding is brought against any Indemnified Party by reason of any occurrence referred to above, Tenant, upon the request of such Indemnified Party, will at Tenant's expense resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Tenant and reasonably acceptable to such Indemnified Party.

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    12. INSPECTION, ETC. Landlord and its authorized representatives may enter the Property at all reasonable times (provided that no such entry shall be made without reasonable advance notice to Tenant or shall unreasonably interfere with the conduct of Tenant's business) for the purpose of (a) inspecting the same, (b) exhibiting the Property for the purpose of sale or mortgage or other financing, (c) at any time within twelve (12) months prior to the expiration of the term of this Lease, exhibiting the Property for the purpose of leasing same, and (d) at any time after Tenant shall have abandoned the Property and an Event of Default shall have occurred, displaying thereon advertisements for sale or letting. A representative of Tenant shall have the right to accompany Landlord during any such entry. Landlord shall not have any duty to make any such inspection and shall not incur any liability or obligation for not making any such inspection. No such entry shall constitute an eviction of Tenant.

    13. PAYMENT OF TAXES, ETC. Subject to the provisions of Section 16 hereof, Tenant will pay directly to the taxing authority, promptly as and when the same shall become due and payable, all taxes (including, without limitation, real estate taxes, personal or other property taxes and all sales, value added, use and similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the term hereof), water, sewer or other rents, rates and charges, excises, review, license fees, permit fees, or any future inspection fees and other authorization fees which may be created or imposed and other charges, in each case whether general or special, ordinary of extraordinary, or foreseen or unforeseen, of every character that may be assessed, levied, confirmed or imposed on or in respect of the Property or any rent therefrom and which become payable during the years included in whole or in part, in the term of this Lease (all of the foregoing being hereinafter collectively referred to as "Taxes"). Notwithstanding the foregoing or any other provision of this Lease, Tenant shall not be required to pay any income, profits or revenue tax upon the net income of Landlord, nor any franchise, excise, corporate, estate, inheritance, succession, capital levy or transfer tax of Landlord, nor any interest, additions to tax or penalties in respect thereof, unless such tax is imposed solely with respect to the rent payable by Tenant hereunder. In the event that any bills, statements or other notices or correspondence regarding Taxes are sent to Landlord, Landlord shall promptly furnish the same to Tenant. Tenant will furnish to Landlord, upon request, official receipts or other proof reasonably satisfactory to Landlord evidencing payment of any Taxes in accordance with the requirements of this
Section 13. Taxes payable in the years during which the term of this Lease commences and terminates shall be prorated based upon the Commencement Date and termination date.

    14. COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS, INSTRUMENTS.
Subject to the provisions of Section 16 hereof, Tenant at its expense will promptly (a) comply with all Legal Requirements and Insurance Requirements, and (b) procure, maintain and comply with all permits, licenses and other authorizations required for any use of the Property. Upon Tenant's request, Landlord shall join in the application for such permits, licenses and authorizations whenever such action is necessary.

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     15. LIENS, EASEMENTS, ETC. Tenant will not directly or indirectly create or permit to be created or to remain, and will discharge, any mortgage, lien, or encumbrance with respect to the Property or any part thereof or Tenant's interest therein, or the Basic Rent, Additional Rent or any other sum payable under this Lease; provided, however, that the foregoing shall not prohibit liens or encumbrances on any of Tenant's Equipment.

     16. PERMITTED CONTESTS. Tenant at its expense may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Taxes or lien therefor or any Legal Requirement or Insurance Requirement or the application of any instrument of record affecting the Property or any part thereof or any claims of mechanics, materialmen, suppliers or vendors or lien affecting the Property, and, if permitted by law, may withhold payment of the same pending such contest; provided that (a) such proceedings shall suspend the collection thereof from Landlord and the Property, (b) neither the Property nor any part thereof or interest therein (or any sums payable hereunder) would be in any danger of being sold, forfeited or lost, nor would the use or occupancy of the Property (or any part thereof) be adversely affected, (c) Landlord shall not be in any danger of any civil or criminal liability by reason thereof and neither the Property nor any part thereof or interest therein (or any sums payable hereunder) would be subject to the imposition of any further lien as a result of such failure, and (d) Tenant shall have either (i) paid the disputed amount under protest, or (ii) furnished to Landlord such security as Landlord may deem reasonably necessary to insure the ultimate payment of the contested amount, if any, and to prevent the forfeiture of any sums payable to Landlord or any Mortgagee hereunder. Tenant shall give prompt written notice to Landlord of the commencement of any contest referred to in the preceding sentence, providing a reasonably detailed description thereof, and Landlord shall, at Tenant's expense, cooperate with Tenant with respect to any such contest. Tenant agrees that each such contest shall be promptly prosecuted to final conclusion, and Tenant shall indemnify and save Landlord and any Mortgagee harmless from and against any and all losses, judgments, decrees and costs (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection therewith. Tenant agrees that it will, promptly after final determination of each such contest, fully pay and discharge the amounts, if any, which shall finally be levied, assessed, charged or imposed or determined to be payable, together with all penalties, fines, interest, costs and expenses incurred in connection therewith, and perform all acts the performance of which shall be finally ordered or decreed as a result thereof.

     17. INSURANCE.

          17.1. RISKS TO BE INSURED. Tenant, at its expense, will maintain with insurers authorized to issue insurance in the State of Minnesota and having an A.M. Best rating of "A" or better or otherwise approved by Landlord and any Mortgagee (a) insurance with respect to the Improvements against loss or damage by fire, lightning and other risks from time to time included under "all-risk" policies and against loss or damage by sprinkler leakage, water damage, collapse, vandalism and malicious mischief, in amounts not less than 100% of the actual replacement cost of the Improvements, exclusive of excavations, footings and foundation below the lowest floor level

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(initially determined as of the date on which such insurance is originally issued, and subsequently re-determined based upon the actual replacement cost of the Improvements when from time to time reasonably requested by Landlord, but in no event more frequently than annually), which insurance shall also include at least twelve (12) months rental loss coverage, (b) comprehensive general liability insurance against claims arising out of or connected with the possession, use, leasing, operation or condition of the Property in such amounts as are usually carried by persons operating similar properties in the same general locality but in any event with a combined single limit of not less than $5,000,000 for all claims with respect to property damage and personal injury and death in any one occurrence, (c) explosion insurance in respect of any steam and pressure boilers and similar apparatus located on the Property in amounts not less than those required by subdivision (a) above, and (d) such other insurance against such risks and in such amounts as Landlord shall reasonably request and which shall be customarily carried by the operators of similar properties in the same general locality in which the Property is located. In addition, during any period of repair, alteration or addition to the Property, Tenant shall obtain and keep in effect Builder's Risk insurance for the anticipated cost thereof written on a completed value basis. The insurance required under this Section 17.1 may be subject to a deductible in an amount not exceeding $10,000.00 and may be effected under a blanket policy or policies covering the Property and other property and assets not constituting part of the Property; provided, however, that any such policy shall specify the portion of the total coverage of such policy or policies that is allocated to the Property and shall, in all other respects, comply with the requirements of this Section 17.

      17.2. POLICY PROVISIONS.   All insurance maintained by Tenant pursuant
to Section 17.1 hereof shall (a) name Landlord (individually and as a fiduciary), Tenant and any Mortgagee as insured parties, as their interests may appear, (b) provide that all property insurance proceeds for losses of less than $50,000 shall be adjusted by and be payable to Tenant to be used by Tenant, to the extent necessary, for Restoration, (c) provide that all property insurance proceeds for losses of $50,000 or more shall be adjusted by Landlord and Tenant jointly and shall be payable to any Mortgagee by means of a standard mortgagee loss payable endorsement (or to Landlord, if there is no Mortgagee), to be held in trust for the benefit of Tenant for application to Restoration pursuant to the terms of this Lease, (d) provide that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each named insured party and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 10 days after delivery to each named insured party and loss payee of written notice thereof, and (e) be reasonably satisfactory in all other material respects to Landlord and any Mortgagee. Proceeds of any insurance carried by Tenant on Tenant's Equipment or any other property of Tenant shall be payable directly to Tenant and Tenant shall have the exclusive right to adjust and settle losses with respect thereto.

      17.3. DELIVERY OF INSURANCE CERTIFICATES. Tenant will deliver to Landlord and any Mortgagee original certificates of insurance for all insurance policies and any amendments or supplements thereto with respect to the Property that Tenant is required to maintain pursuant to this Section 17, evidencing the payment of all premiums then due thereon, and not later than 30 days

                                       7

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prior to the expiration of any policy, a certificate of the insurer evidencing the replacement or renewal thereof.

      17.4. WAIVER OF INSURABLE CLAIMS.   Notwithstanding anything contained
herein to the contrary, (i) Tenant releases Landlord and Landlord's agents and employees from any liability for loss or damage to Tenant's Equipment and other property, whether or not the loss or damage resulted from negligence, and (ii) Landlord releases Tenant and Tenant's agents and employees from any liability for loss or damage to the Improvements to the extent covered by the proceeds of insurance required to be maintained by Tenant pursuant to Section 17.1(a) or (c) hereof, whether or not the loss or damage resulted from negligence.

   18. HAZARDOUS MATERIALS. Neither Tenant nor any person acting under Tenant (provided that in no event shall Landlord or its agents be deemed to be acting under Tenant) shall (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances or materials on or about the Property. Tenant shall not allow the storage or use of such substances or material on or about the Property in any manner not in compliance with Legal Requirements or with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Property any such materials or substances except to use in the ordinary course of Tenant's business. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Property. In addition, Tenant shall execute affidavits, certificates and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Property. In all events, Tenant shall indemnify Landlord in the manner provided in Section 11 of this Lease from any release of hazardous materials on the Property occurring while Tenant is in possession, unless caused by Landlord or persons acting under Landlord. The within covenants shall survive the expiration or earlier termination of the Lease Term.

   19.   DAMAGE TO OR DESTRUCTION OF PROPERTY.

      19.1. TENANT TO GIVE NOTICE. In case of any damage to or destruction of the Improvements located on the Property (or any part of such Improvements), the Restoration of which is reasonably estimated to cost more than $50,000.00, Tenant will promptly give notice thereof to Landlord, generally describing the nature and extent of such damage or destruction and setting forth Tenant's best estimate of the cost of Restoration.

      19.2. RESTORATION.   In case of any damage to or destruction of the
Improvements located on the Property (or any part of such Improvement), other than a Total Destruction, Tenant,
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
whether or not the insurance proceeds, if any, on account of such damage or destruction shall be sufficient for the purpose, at its expense will promptly commence and expeditiously complete (subject to Unavoidable Delays) REstoration of such Improvements, provided all net insurance proceeds on account of such damage or destruction shall be made available to Tenant for such purpose.

   19.3. TOTAL DESTRUCTION.   In case of the damage or destruction during the
last two years of the term of this Lease of such a substantial part of the Improvements located on the Property that Restoration of such Improvements will cost in excess of $250,000.00 (any such damage or destruction being hereinafter referred to as a "Total Destruction"), Tenant may, by notice to Landlord given within 60 days after the date of such damage or destruction, terminate this Lease. In the event of such termination of this Lease by the Tenant as a result of such Total Destruction, the obligation of the Tenant to pay Basic Rent and all other obligations of the Tenant hereunder shall be prorated as of the date of termination. The Tenant agrees that all insurance proceeds with respect to the Property and the Improvements shall be automatically assigned and paid over solely to the Landlord and the Tenant shall have no right, title or interest in the same.

   19.4. APPLICATION OF INSURANCE PROCEEDS. Landlord and Tenant hereby agree that all insurance proceeds which Tenant or Landlord may receive or become entitled to by reason of the Improvements being damaged or destroyed by fire or other casualty shall be applied to Restoration in accordance with this
Section 19.4. Any compensation or insurance payment of more than $50,000 shall be paid to and held in trust for the benefit of Tenant and applied to the cost of Restoration in accordance with this Lease by Mortgagee or, if there is no Mortgagee or if Mortgagee does not require that it hold such compensation, by Landlord; provided, however, that any such compensation or insurance payment which is not in excess of $50,000 shall be paid directly to Tenant (if no Event of Default then exists hereunder) and shall be expended by Tenant in connection with the Restoration of the Property (with the balance of such proceeds, if any, being retained by Tenant upon the completion of such Restoration).

   Provided no Event of Default shall exist hereunder, the net insurance proceeds (after payment of all expenses incurred in collecting the same), if any, on account of such damage or destruction, and collected by Landlord and/or Tenant (except rent-loss and rental value insurance, which proceeds shall be Landlord's sole property) shall be made available to Tenant as the Restoration work progresses (subject to periodic delivery to Landlord of appropriate architect's or contractor's certifications as to the cost of the required work remaining until full completion, and title company certifications as to the absence of any liens, or encumbrances relating to such work) for use in making payments when due for Restoration, and pursuant to such additional reasonable controls as Landlord or Mortgagee shall require. If such insurance money shall be insufficient to pay the entire cost of Restoration, Tenant agrees to pay the deficiency. At any time after the completion of such work, the balance of the insurance money not theretofore used pursuant to the foregoing provisions of this section shall be paid to Tenant.

      19.5. RENT ABATEMENT.   In the event such destruction or damage shall
make it impossible or unfeasible for Tenant to conduct business from all or any substantial portion of the Property, all Basic Rent paid in advance shall be apportioned as of the date of the destruction or damage and the Basic Rent thereafter accruing shall be equitably and proportionately suspended and adjusted according to the nature, extent and duration of the destruction or damage, pending completion of Restoration, except that in the event the destruction or damage is so extensive as to make it unfeasible for Tenant to conduct its business on the Property, Basic Rent shall be completely abated until Tenant resumes the conduct of its business of the Property or 10 days after the repairs are complete, whichever event first occurs. Such adjustment, suspension or abatement of Basic Rent shall not extend beyond the period of coverage or reduce the amount otherwise payable by Tenant under this Lease by more than the amount of rent-loss and rental value insurance then in effect pursuant to Section 17.1 hereof or otherwise provided by Tenant, it being the intention that Landlord shall continue to receive full rental payments from Tenant or the insurer throughout the period of Restoration.

20. TAKING OF PROPERTY.

     20.1. TENANT TO GIVE NOTICE: ASSIGNMENT OF AWARDS, ETC. In case of a Taking, or the commencement of any proceedings or negotiations that might result in a Taking, in respect of which the Restoration of the Property is reasonably estimated to cost more than $10,000, Tenant will promptly give notice thereof to Landlord, generally describing the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking that might result therefrom. Tenant hereby irrevocably assigns, transfers and sets over to Landlord all rights of Tenant to any award or payment on account of any Taking of Tenant's leasehold. Landlord and Tenant agree to reasonably cooperate in the joint filing and prosecution of all claims for all awards and payments payable to either of them on a Taking. All such awards and payments shall be applied in accordance with this Section 20. Tenant shall be exclusively entitled to file and prosecute all claims for amounts payable in connection with a taking of all or any portion of the Tenant's Equipment.

     20.2. PARTIAL TAKING. In the case of a Taking other than a Total Taking,
(a) this Lease shall remain in effect as to the portion of the Property remaining immediately after such Taking, without any abatement or reduction of Basic Rent, Additional Rent or any other sum payable hereunder, and without change or reduction in the amount of insurance required pursuant to
Section 17 hereof, and (b) Tenant, provided all net awards on account of such Taking are made available to it for Restoration, whether or not the awards or payments, if any, on account of such Taking shall be sufficient for the purpose, at its expense will promptly commence and expeditiously complete (subject to Unavoidable Delays) Restoration of the Property, except for any reduction in area of the Property caused by such Taking; provided, however, that in case of Taking for temporary use ("temporary use" being defined for all purposes herein as any taking for less than nine consecutive months) Tenant shall not be required to effect any Restoration until such Taking is terminated.

         20.3. TOTAL TAKING. In case of the Taking of the Property in its entirety (or all of the Improvements located thereon) or the Taking (other than for temporary use) of such a substantial part of the Property (or the Improvements located thereon) that, in the good faith judgment of the Board of Directors of Tenant, the portion of the Property (or the Improvements located thereon) remaining after such Taking is (and after Restoration would
be) unsuitable for use by Tenant in the operation of its business (a "Total Taking"), this Lease shall terminate as of the date of such Taking. In the event of the termination of this Lease as a result of any such Total Taking, any award or payments received or payable as a result of any such Taking of the Improvements and/or the Property shall be paid first to the Mortgagee to the extent necessary to satisfy and discharge the Mortgage, next to Tenant in a total amount for all Takings of up to $3,000,000, next to payment of the Termination Payment under the Development Contract (as hereinafter defined), unless Landlord procures the release of Tenant from all liability under
Section 6.4 thereof, and the entire remaining balance to Landlord. Tenant shall also be entitled to any separate award for the loss of Tenant's Equipment or moving, relocation and other statutory benefits.

         20.4. APPLICATION OF AWARDS, ETC. All awards and payments received by or payable to Landlord on account of a Taking (less the actual costs, fees and expenses incurred in connection with the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment, together with any interest or other income earned on such awards from the investment thereof and any other interest paid on such awards prior to disbursement hereunder) shall be paid to and held in trust and applied in accordance with this Lease by Mortgagee, or, if there is no Mortgagee or if Mortgagee does not require that it hold such award, by Landlord, and shall be applied or dealt with as follows:

         (a) All such awards and payments actually received on account of a Taking (other than a Total Taking) shall be applied as follows:

                (i) Subject to subparagraph (ii) below, such awards and payments shall be applied to pay the cost of the Restoration of the Property, such application to be effected substantially in the same manner and subject to the same conditions as provided in Section 19.4 hereof with respect to insurance proceeds; provided, however, that in case the total amount of such awards and payments shall not exceed $50,000, such awards and payments shall be paid over to Tenant, if no Event of Default then exists hereunder, upon Tenant's request and without compliance with any of such conditions.

                (ii) In case of a Taking for a temporary use, such awards and payments shall be paid to Tenant and there shall be no abatement in Tenant's obligation to pay Basic Rent and Additional Rent hereunder during the period of such temporary use; provided, however, that if any portion of such awards and payments is made by reason of any damage to or destruction of the Property (or the Improvements thereon) during such Taking for temporary use, such portion shall be held and applied as provided in subparagraph (i) above after such Taking is terminated.

                (iii) The balance, if any, of such awards and payments not required to be held or applied in accordance with subparagraphs (i) and (ii) above, shall be paid to Mortgagee following completion of the Restoration, or to Landlord if there is no Mortgage (in either which event the purchase price payable by Tenant pursuant to the option to purchase contained in Section 2 of Exhibit C hereto shall also be reduced by such amount paid to Mortgagee or Landlord, as the case may be).

         (b) All such awards and payments received by or payable to Landlord on account of a Total Taking with respect to the Property (or the Improvements thereon) during the Fixed Term shall be paid over as provided in Section 20.3 hereof.

     21.  CERTIFICATE AS TO NO EVENT OF DEFAULT, ETC.; FINANCIAL STATEMENTS,
ETC.

         21.1. CERTIFICATE OF TENANT AS TO NO EVENT OF DEFAULT, ETC. Tenant will deliver to Landlord within 10 days following Landlord's request therefor (but in no event more often than three times in any twelve-month period), (a) a Certificate of Tenant stating (i) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (ii) the date to which the Basic Rent has been paid and that all Additional Rent payable on or before the date of such Certificate has been paid, and (iii) that no Event of Default exists hereunder, or, if any such Event of Default exists, specifying the nature and period of existence thereof and what action Tenant is taking or has taken with respect thereto, and (b) such information with respect to Tenant and the Property or any part thereof as from time to time may reasonably be requested.

         21.2. CERTIFICATE OF LANDLORD. Within 10 days following Tenant's request therefor, but in no event more often than three times in any twelve-month period, Landlord will deliver to Tenant a Certificate of Landlord stating (a) that this Lease is unmodified and in full force an effect (or, if there have been modifications, that this Lease is in full force and effect, as modified, and stating the modifications), (b) the date to which Basic Rent has been paid hereunder, (c) whether or not an Event of Default has been declared by Landlord hereunder and whether or not to Landlord's knowledge there exist any circumstances which with the giving of notice or lapse of time, or both, would constitute an Event of Default, it being agreed that (and any such Certificate shall state that) no rights or remedies of Landlord hereunder or otherwise resulting from any condition, event or circumstance that would entitle Landlord to declare an Event of Default (and with respect to which condition, event or circumstance no Event of Default has been declared on or before the date of such Certificate) shall be waived, impaired or diminished in any respect by reason of any such Certificate or any statement made therein, and (d) such information with respect to the Property and this Lease as may be reasonably requested. No failure of Landlord to deliver any such Certificate shall release, discharge or otherwise affect any of Tenant's or Landlord's rights or obligations hereunder.

         21.3. FINANCIAL STATEMENTS. Tenant will deliver to Landlord and Mortgagee, within 120 days after the close of each fiscal year of Tenant, a copy of (i) the consolidated balance sheet of

Tenant as of the end of such fiscal year, (ii) consolidated statements of income and shareholders' equity for Tenant with respect to such fiscal year, and (iii) consolidated statements of changes in financial position for Tenant with respect to such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except for any changes required by the Financial Accounting Standards Board and other changes consistent with generally accepted accounting principles) and either audited, if Tenant obtains audited statements, or certified as true and correct by Tenant.

     22. RIGHT OF LANDLORD TO PERFORM TENANT'S COVENANTS, ETC. If an Event of Default shall occur as a result of Tenant's failure to make any payment or perform any act required to be made or performed by it hereunder, or if Tenant shall fail to provide certificates of insurance as required pursuant to Section 17.3 hereof, Landlord, upon notice to Tenant (except in cases of emergency that threaten bodily injury or material property damage), but without waiving or releasing any obligation or default, may make such payment or perform such act for the account and at the expense of Tenant, and may enter upon the Property and the Improvements or any part thereof as may be reasonably necessary for such purpose and take all such action thereon as, in the reasonable opinion of Landlord, may be necessary or appropriate therefor. No such entry shall constitute an eviction of Tenant. All reasonable payments so made by landlord and all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred in connection therewith or in connection with the performance by Landlord of any such act shall constitute Additional Rent hereunder.

     23. ASSIGNMENTS, SUBLEASES, MORTGAGES, ETC.

         23.1. ASSIGNMENTS, SUBLEASES, ETC. BY TENANT. If no Event of Default shall have occurred and be continuing Tenant may, after obtaining the written consent of Landlord and Mortgagee, at any time, sublet the Property or any part thereof, and may assign its interest in this Lease; provided, however, that (a) Tenant shall deliver to Landlord a fully executed counterpart of each such sublease or assignment promptly after execution thereof, and (b) no assignment, whether by operation of law, consolidation, merger, a sale of stock or otherwise, shall be effective prior to the execution by the assignee and delivery to Landlord of an instrument, reasonably satisfactory in form and substance to Landlord, assuming all of the obligations of Tenant under this Lease. Such consent shall not be unreasonably withheld and the basis for withholding consent shall be limited to the creditworthiness of the proposed assignee or that the nature of its business is either ultra-hazardous or will result in more hazardous substances and materials being located on the Property that are used by Tenant thereon. Notwithstanding anything contained herein to the contrary, Tenant may, without the consent of Landlord but subject to the conditions contained in clauses (a) and (b) hereof, at any time assign or otherwise transfer this Lease to: any parent, subsidiary or affiliate corporation or entity of Tenant; any corporation resulting from the consolidation or merger of Tenant into or with any other entity; or any person, firm, entity or corporation acquiring all or substantially all of Tenant's assets. As used herein, the expression "affiliate corporation or entity" means a person or business entity, corporate or otherwise, that directly or indirectly through one or more intermediaries, controls or is controlled by or is under control with Tenant. The word "control" means the right and power, direct or indirect, to direct or cause the direction of the management and policies of a business entity, corporation or otherwise. No assignment or sublease made as permitted by this Section 23.1 shall affect or reduce any obligations of Tenant or any rights of Landlord hereunder, and all obligations of the Tenant originally named hereunder shall continue in full force and effect as the obligations of a principal and not of a guarantor or surety, to the same extent as though no assignment or subletting had been made.

         23.2. ASSIGNMENTS, MORTGAGES, ETC, BY LANDLORD. Subsequent to the Commencement Date, and provided that the transfer shall be permitted by the terms of any Mortgage, the interest of Landlord in this Lease and in and to the Property may, at any time and from time to time, be sold, conveyed, assigned or otherwise transferred, and upon any sale or conveyance of the Property as an entirety or any assignment or other transfer (other than for the purpose of securing indebtedness) by any party lessor of its interest in this Lease and in and to the Property, such party lessor shall be completely relieved of and from any and all obligations not theretofore accrued under this Lease or otherwise with respect to the Property, and such party lessor shall have no further obligations whatsoever to any party lessee, except to the extent that any such obligation accrued prior to the date of such sale, conveyance, assignment or transfer, and Tenant shall thereupon look only to the then owner of Landlord's estate in the Property for the performance of any obligations of Landlord hereunder. Landlord shall obtain the Initial Mortgage and subsequent to the 60th full month of the Fixed Term, but not before, may also from time to time further mortgage or assign, by way of pledge or otherwise, any or all of the rights, in whole or in part, of Landlord under this Lease to any Person as security for the indebtedness or other obligations of Landlord; provided that, except as otherwise specifically provided herein, any such mortgage shall be fully subject and subordinate to each every term, covenant and condition of this Lease. From and after any such mortgage or assignment and to the extent provided in the instrument effecting such mortgage or assignment, (a) such Mortgagee may enforce any and all of the terms of this Lease to the extent so assigned as though such Mortgage had been a party hereto, (b) no such assignment shall constitute an assumption of any such obligations on the part of such Mortgagee, and (c) a copy of all notices, demands, consents, approvals and other instruments given by Tenant hereunder shall also be delivered to such Mortgagee, if such Mortgagee shall have provided Tenant with written notice of its address for such purposes.

     24. EVENTS OF DEFAULT: TERMINATION. If any one or more of the following events ("Events of Default") shall occur (whatever the reason therefor, and whether voluntary or involuntary or by operation of law or pursuant to or in compliance with any judgment, decree or order of any court of any rule or regulation of any administrative or governmental body):

         (a) if Tenant shall fail to pay any installment of Basic Rent or Additional Rent, or other sum required to be paid by Tenant hereunder on the date the same becomes due and payable and such failure continues for more than five (5) Business Days after notice thereof by Landlord to Tenant; or

         (b) if Tenant shall fail to perform or comply with any term of this Lease (other than those referred to in clause (a) above) or any term of any instrument related hereto pursuant to which Tenant undertakes obligations or makes agreements for the benefit of Landlord and, in any such case, such failure shall continue for more than 45 days after notice thereof by Landlord to Tenant; provided, however, that in the case of any such failure that is susceptible of being cured but that cannot with diligence be cured within such 45-day period, if Tenant shall promptly commence to cure the same and shall thereafter prosecute the curing thereof with diligence, the period within which such failure may be cured shall be extended for such further period as shall be necessary for the curing thereof with diligence; or

         (c) if any material representation or warranty made by Tenant herein, in any document or certificate furnished by Tenant or any Mortgagee in connection herewith or therewith or pursuant hereto or thereto, or any material representation or warranty made by Tenant in any assignment or reassignment by Landlord of this Lease shall be incorrect in any material respect as of the date when made; or

         (d) if the Property or the Improvements shall be left vacant and without maintenance and security for thirty (30) days after notice thereof by Landlord to Tenant;

then, and in any such event, Landlord may at any time thereafter, during the continuance of any such Event of Default, give a written termination notice to Tenant specifying a date (not less than five days from the date on which such notice is given) on which this Lease shall terminate, and, on such date, subject to the provisions of Section 26 hereof relating to the survival of Tenant's obligations hereunder, the term of this Lease shall terminate by limitation and all rights of Tenant under this Lease shall cease. All reasonable costs and expenses incurred by or on behalf of Landlord (including, without limitation, reasonable attorneys' fees and expenses) occasioned by any default by Tenant under this Lease shall constitute Additional Rent hereunder.

     25. REPOSSESSION, ETC. If an Event of Default shall have occurred and be continuing, Landlord, whether or not the term of this Lease shall have been terminated pursuant to Section 24 hereof, may enter upon and repossess the Property or any part thereof by legal process, summary proceedings, ejectment or otherwise, and may remove Tenant and all other persons and any and all property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Landlord shall act reasonably to mitigate damages, but the burden shall be upon Tenant to establish that Landlord failed to do so.

     26. SURVIVAL OF TENANT'S OBLIGATIONS: DAMAGES

         26.1. TERMINATION OF LEASE NOT TO RELIEVE TENANT OF OBLIGATIONS. No termination of the term of this Lease pursuant to Section 24 hereof, by expiration or by operation of law or otherwise, and no repossession of the Property or any part thereof pursuant to Section 25 hereof or otherwise, and no reletting of the Property, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive such expiration, termination, repossession or reletting.

     26.2. CURRENT DAMAGES. In the event of any such termination, repossession or reletting, Tenant will pay to Landlord the Basic Rent and all Additional Rent and other sums required to be paid by Tenant up to the time of such termination, repossession or reletting, and thereafter Tenant, until the end of what would have been the term of this Lease in the absence of such termination or repossession, and, whether or not the Property or any part thereof shall have been relet, shall be liable to Landlord for and shall pay to Landlord, as liquidated and agreed current damages for Tenant's default,
(a) the Basic Rent and all Additional Rent and other sums that would be payable under this Lease by Tenant in the absence of such termination or repossession, plus (b) all reasonable expenses directly or indirectly incurred by Landlord in connection with such termination and repossession and any reletting effected by Landlord (including, without limitation, to the extent reasonable, all repossession costs, brokerage commissions, legal expenses and attorney's fees, and any tax increment deficiency payments paid by Landlord to the Belle Plaine Economic Development Authority pursuant to the Development Agreement (identified below), less (c) the proceeds, if any, of such reletting. Tenant will pay such current damages monthly on the days on which the Basic Rent would have been payable under this Lease in the absence of such termination, repossession or reletting, and Landlord shall be entitled to recover the same from Tenant on each such day.

     26.3. FINAL DAMAGES. At any time after any such termination or repossession, whether or not Landlord shall have collected any current damages as aforesaid, Landlord shall be entitled to recover from Tenant and Tenant will pay to Landlord on demand, as and for liquidated and agreed final damages beyond the date of such demand, (a) an amount equal to the excess of
(i) all past due Basic Rent and Additional Rent plus the present value of all Basic Rent and Additional Rent that would be payable under this Lease from the date of such demand (or, if it be earlier, the date to which Tenant shall have satisfied in full its obligations under Section 26.2 hereof to pay current damages) for what would be the unexpired term of this Lease in the absence of such termination or repossession, over (ii) the present value of the fair market rental for the Property for what would be the unexpired term of this Lease, which present value shall in each case be determined by the application of a discount factor equal to the 5-year Constant Maturity Treasury Rate (as such term is defined in Exhibit B attached hereto) on the date of such demand.

     27. TENANT'S WAIVER OF STATUTORY RIGHTS. In the event of any termination of the term of this Lease pursuant to Section 24 hereof or any repossession of the Property or any part thereof pursuant to Section 25 hereof, Tenant, so far as permitted by law, waives (a) any right to a trial by jury in any proceeding or any matter in any way connected with this Lease, and (b) any right of redemption, re-entry or repossession.

     28. NO WAIVER. No failure by either party to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect, or the rights of either party with respect to any other then existing or subsequent breach. No foreclosure, sale or other proceedings under any mortgage or other security arrangement with respect to the Property shall discharge or otherwise affect the obligations of Tenant hereunder.

     29. REMEDIES CUMULATIVE. Each right, power and remedy of either party provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or attempted exercise by either party of any one or more of the rights, powers or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by either party of any or all such other rights, powers or remedies.

     30. MODIFICATION, ACCEPTANCE OF SURRENDER. No modification, termination or surrender to Landlord of this Lease and no surrender of the Property or any part thereof or of any interest therein shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by any representative or agent of either party, and no act by either party, other than such a written agreement and acceptance by either party, shall constitute an agreement thereto or acceptance thereof.

     31. END OF LEASE TERM. Upon the expiration or earlier termination of this Lease, Tenant, at its expense, shall quit and surrender to Landlord the Property in good order and condition, ordinary wear and tear, and, if this Lease is terminated by Tenant pursuant to Section 19.3 hereof, damage by casualty excepted, and, if requested by Landlord, shall remove, at Tenant's expense, all of Tenant's Equipment therefrom and shall repair, at Tenant's expense, all damage caused by such removal.

     32. NOTICES, ETC. All notices, offers, acceptances, rejections, consents and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first class registered or certified mail, postage prepaid, or sent by a nationally recognized overnight courier service, addressed as follows:

     If to Landlord:

     Ryan Companies US, Inc.
     700 International Centre
     900 Second Avenue South
     Minneapolis, Minnesota 55402
     Attention: Legal Department

or at such other address as Landlord shall have furnished to Tenant in writing; and

     If to Tenant:

     Excelsior-Henderson Motorcycle
      Manufacturing Company
     607 West Travelers Trail
     Burnsville, Minnesota 55337
     Attention: Dan Hanlon

or at such other address as Tenant shall have furnished to Landlord in writing. Mailed notices shall be deemed given when mailed in the manner aforesaid, provided that a notice of default to Tenant shall be deemed given two (2) Business Days after the date when so mailed.

     33. SHORT FORM OR MEMORANDUM. Landlord and Tenant shall execute and deliver a short form or memorandum of this Lease, satisfactory in form and substance to Landlord and Tenant, for recording in the proper office or offices in the county in which the Property is located.

     34. QUIET ENJOYMENT. So long as Tenant shall pay the Basic Rent and Additional Rent and any other sums payable hereunder as the same become due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant (and any subtenant of Tenant permitted pursuant to the terms of this Lease) shall peaceably and quietly have, hold and enjoy the Property for the term hereof, subject, however, to all the terms of this Lease. Except as expressly provided in this Lease, no failure by Landlord to comply with the foregoing covenants shall give Tenant any right to cancel or terminate this Lease or to abate, reduce or make a deduction from or offset against the Basic Rent or any Additional Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding anything contained in this Lease to the contrary, it is specifically understood and agreed that neither Landlord nor any member, officer, director or shareholder of Landlord, or any officer, director or shareholder of Tenant or any Mortgagee, shall have any personal liability in respect of any of the terms, covenants, conditions or provisions of this Lease.

     Landlord shall fully and timely pay, perform and comply with all of the terms, covenants and conditions of the Contract for Private Development dated December 31, 1996, between the

City of Belle Plaine (the "City"), the Belle Plaine Economic Development Authority (the "Authority") and Tenant, as amended by and assigned to Landlord pursuant to that certain Assignment, Assumption and Amendment of Development Contract dated as of even date herewith (collectively, the "Development Contract"), and the Limited Warranty Deed from the Authority to Landlord of even date herewith, which are to be paid, complied with or performed up to and including the time of issuance of the Certificate of Completion pursuant to the Development Contract; provided, however, in no event shall Landlord be obligated to perform any of the Company Obligations (as defined in the Development Contract). In the event Landlord shall fail to do so and such failure continues for ten (10) days after written notice thereof by Tenant to Landlord and Mortgagee, and provided such failure is not the result of a default by Tenant hereunder, Tenant shall have the right, but not the obligation, to pay and perform such terms, covenants and conditions, and deduct from the Base Rent and Additional Rent thereafter due under this Lease any sums reasonably expended by Tenant in taking such action, together with interest thereon at the rate of 15% per annum from the date of expenditure.

     35. MISCELLANEOUS. All rights, powers and remedies provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and are intended to be limited to the extent necessary so that they will not render this Lease invalid, illegal or unenforceable under the provisions of any applicable law. If any term of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term shall not be affected thereby. This Lease may be changed, waived, discharged or terminated only by an instrument in writing, signed by each of the parties hereto. Subject to Section 23 hereof, this Lease shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. This Lease shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota. The headings in this Lease are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Lease may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. In any case under this Lease which requires consent or approval, except as otherwise provided herein, such consent or approval shall not be unreasonably withheld, conditioned or delayed. This Lease shall not automatically terminate or merge by reason of the subsequent common ownership of the interests of Landlord and Tenant hereunder.

     36. DEFINITIONS. As used in this Lease, the following terms shall have the following respective meanings, applicable both to the singular and plural forms of the terms so defined:

     ADDITIONAL RENT: the meaning specified in Section 3 hereof.

     BASIC RENT: the meaning specified in Section 2 hereof.

     BUSINESS DAY: any day other than a day (including, without limitation, Saturday and Sunday) on which banking institutions in the State of Minnesota are authorized by law to close.

     CERTIFICATE: with respect to any corporation, a certificate of such corporation signed by the President or a Vice President and by the Treasurer, Comptroller, Assistant Treasurer or Assistant Comptroller of such corporation.

     CONSTRUCTION AGREEMENT: that certain Construction Agreement of even date herewith between Landlord and Tenant pertaining to the construction of the Improvements.

     EVENT OF DEFAULT: the meaning specified in Section 24 hereof.

     FIXED TERM: the meaning specified in Section 1 hereof.

     IMPROVEMENTS: the approximately 170,000 square foot motorcycle manufacturing facility and related improvements to be designed and constructed by Landlord pursuant to the Construction Agreement on the land described on Exhibit A attached hereto. The Improvements shall specifically exclude all Tenant's Equipment, which shall remain the sole and exclusive property of Tenant.

     INDEMNIFIED PARTY: the meaning specified in Section 11 hereof.

     INSURANCE REQUIREMENTS: all terms of any insurance policy covering Tenant or covering or applicable to the Property or any part thereof, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the national Board of First Underwriters (or any other body exercising similar functions) applicable to or affecting the Property or any part thereof or any use or condition of the Property or any part thereof.

     LEASE: collectively, this Single Tenant Lease Agreement and Exhibit A, Exhibit B and Exhibit C attached hereto, the terms and conditions of which are hereby incorporated into this Lease by reference.

     LEGAL REQUIREMENTS: all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments, departments, commissions, boards, courts, authorities (including, without limitations, environmental protection, planning and zoning authorities), agencies (and other governmental or quasi-governmental units, whether Federal, state, count, district, municipal, city or other), and any officials and officers thereof, foreseen or unforeseen, ordinary or extraordinary, which now or at any time hereafter may be applicable to Tenant with respect to the Property or to the Property or any part thereof (including any which may apply to the repair, use or maintenance of the Property or any part thereof).

     MORTGAGE: the Initial Mortgage (as such term is defined in Section 5 of Exhibit C hereto) and any other mortgage or other similar instrument from time to time providing for the assignment as security of Landlord's interest in the Property or this Lease by the holder thereof, of which Tenant is notified and which is permitted under Section 23.2 hereof.

    MORTGAGEE: the mortgagee under any Mortgage.

    PERMITTED EXCEPTIONS: The encumbrances to title set forth on Exhibit A hereto.

    PERSON: a corporation, an association, a partnership, an organization, a trust, an individual, a government or political subdivision thereof or a governmental agency.

    PROPERTY: collectively, the land described on Exhibit A attached hereto and the Improvements.

    RESTORATION: in case of damage to or destruction of the Improvements, the restoration, replacement or rebuilding of the Improvements as nearly as possible to their condition and character immediately prior to such damage, destruction or Taking, with such alterations and additions as may be made at Tenant's election pursuant to and subject to the conditions of Section 7 hereof, together with any temporary repairs and property protection which may be required pending completion of such work.

    TAKING: a temporary or permanent taking by a government or political subdivision thereof or by a governmental agency during the term hereof of all or part of the Property, or any interest therein or right accruing thereto, as the result of or in lieu of or in anticipation of the exercise of the right of condemnation or eminent domain, or a change of grade affecting the Property or any part thereof. Such a taking shall be deemed to have occurred on the date on which Tenant shall be legally required to relinquish possession of the Property.

    TAXES: the meaning specified in Section 13 hereof.

    TENANT'S EQUIPMENT: all equipment, fixtures, interior improvements and other property, real and personal, attached and unattached from time to time installed upon or located at the land described on Exhibit A attached hereto and owned or leased by Tenant, other than the Improvements.

    TOTAL DESTRUCTION: the meaning specified in Section 19.3 hereof.

    TOTAL TAKING: the meaning specified in Section 20.3 hereof.

    UNAVOIDABLE DELAYS: delays due to acts of God, inclement weather, Landlord defaults, contractor defaults, governmental restrictions, enemy actions, civil commotion, firs, unavoidable casualty, strikes, shortages of supplies or other causes beyond the control of Tenant, but lack of funds shall not be deemed a cause beyond the control of Tenant.

    37. ADDITIONAL PROVISIONS. The additional provisions contained in Exhibit C attached hereto are hereby incorporated herein by reference and made a part of this Lease.

    IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first set forth above.

Landlord:                              RYAN BELLE PLAINE, LLC

                                       By /s/ [illegible]
                                         -------------------------------------
                                         Its Chief Manager

Tenant:                                EXCELSIOR-HENDERSON MOTORCYCLE
                                        MANUFACTURING COMPANY

                                       By /s/ [illegible]
                                         -------------------------------------
                                        Its Chief Financial Officer
                                           -----------------------------------

                                    EXHIBIT A

                              Description of Property

Lot 1, Block 1, and Lot 3, Block 2, Excelsior-Henderson Industrial Park Subdivision, according to the recorded plat thereof, Scott County, Minnesota.

SUBJECT TO (THE "PERMITTED EXCEPTIONS"):

1.  Easements as shown on said plat.

2. Declaration of Covenants, Conditions and Restrictions by C.L.C. Development, Inc. dated December 31, 1996, recorded as Document No. 385963.

3. Contract for Private Development among the City of Belle Plaine, Minnesota, the Belle Plaine Economic Development Authority and Tenant dated December 31, 1996, recorded as Document No. 385970.

4. Assessment Agreement between the Belle Plaine Economic Development Authority and Landlord of even date herewith.

5. Terms and conditions of Final Certificate dated May 25, 1962, filed April 2, 1963 in Book 32 of Misc., pages 409-36.

6. Public Improvements Agreement between CLC Development, Inc. and the City of Belle Plaine dated December 31, 1996, recorded as Document No. 385965.

7. Assignment, Assumption and Amendment of Development Contract among the City of Belle Plaine, the Belle Plaine Economic Development Authority, Landlord and Tenant of even date herewith.

8. Covenants, conditions and restrictions contained in Limited Warranty Deed from the Belle Plaine Economic Development Authority to Landlord of even date herewith.

                                     EXHIBIT B

                                     Basic Rent

1. The monthly Basic Rent payable by Tenant during the initial two (2) years of the Fixed Term, plus any partial month at the beginning of the Fixed Term, shall be the sum of $58,958.

2. The monthly Basic Rent payable by Tenant during the next three (3) years of the Fixed Term shall be 110% of the amount necessary to fully amortize the principal sum of $5,750,000, together with interest thereon at a rate per annum equal to 3% in excess of the 3-year Constant Maturity Treasury Rate at the commencement of such 3-year period (but not less than 8% or greater than 12% per annum), in equal monthly installments over a term of 20 years.

3. The monthly Basic Rent payable by Tenant during the next five (5) years of the Fixed Term shall be the product of (a) 115%, times (b) 110% of the amount necessary to fully amortize the principal sum of $5,750,000, together with interest thereon at a rate per annum equal to 3% in excess of the 5-year Constant Maturity Treasury Rate at the commencement of such 5-year period (but not less than 8% or greater than 12% per annum), in equal monthly installments over a term of 20 years.

4. The monthly Basic Rent payable by Tenant during the next five (5) years of the Fixed Term shall be the product of (a) 132.25%, times (b) 110% of the amount necessary to fully amortize the principal sum of $5,750,000, together with interest thereon at the rate per annum equal to 3% in excess of the 5-year Constant Maturity Treasury Rate at the commencement of such 5-year period (but not less than 8% or greater than 12% per annum), in equal monthly installments over a term of 20 years.

5. The monthly Basic Rent payable by Tenant during the last five (5) years of the Fixed Term shall be the product of (a) 152%, times, (b) 110% of the amount necessary to fully amortize the principal sum of $5,750,000, together with interest thereon at a rate per annum equal to 3% in excess of the 5-year Constant Maturity Treasury Rate at the commencement of such 5-year period (but not less than 8% or greater than 12% per annum), in equal monthly installments over a term of 20 years.

    For purposes hereof, the term "Constant Maturity Treasury Rate" shall mean the average yield on United States Government Treasury Securities with constant maturities of 3 years or 5 years, as applicable, as most recently published in Federal Reserve Statistical Release No. H.15(519), or an equivalent successor publication as reasonably determined by Landlord, rounded up to the nearest one-eighth of one percent (0.125%). In the event that such average yield shall cease to be published on at least a monthly basis or is otherwise not readily available, Landlord may select a substitute index which, in its reasonable discretion, is equivalent to the 3-year or 5-year Constant Maturity Treasury Rate, as the case may be. For so long as the Initial Mortgage is in effect, the Constant Maturity Treasury Rate shall be the same as determined in connection therewith.

                                  EXHIBIT C
                                  ---------

                            Additional Provisions

    1. OPTIONS TO EXTEND. Tenant shall have the option to extend the term of this Lease for two (2) additional terms of ten (10) years each (collectively, the "Extended Terms", and individually, an "Extended Term"). Tenant shall exercise its option by giving written notice thereof to Landlord not later than one (1) year prior to the expiration of the Fixed Term or the first Extended Term, as the case may be, time being of the essence. If Tenant fails to exercise its option to extend the term of this Lease for the first Extended Term, all of Tenant's rights to further extend the term hereof shall expire.

    Each Extended Term shall be upon the same terms and conditions as provided in this Lease for the Fixed Term, except that the monthly Basic Rent payable during the first Extended Term shall be the greater of (i) the Prevailing Market Rent as of the date which is one (1) year prior to the expiration of the Fixed Term, or (ii) the monthly Basic Rent payable by Tenant during the last five (5) years of the Fixed Term; and the monthly
Basic Rent payable during the second Extended Term shall be the greater of
(i) the Prevailing Market Rent as of the date which is one (1) year prior to the expiration of the first Extended Term, or (ii) the monthly Basic Rent payable by Tenant during the first Extended Term. The "Prevailing Market
Rent" is the amount that a willing tenant would pay and a willing landlord would accept, in arms-length, bona fide negotiations, for monthly Basic Rent if the Property were leased to a single tenant pursuant to the terms of this Lease for a term of ten (10) years. If the parties have not agreed upon the Prevailing Market Rent at least ten (10) months prior to the expiration of the Fixed Term or the first Extended Term, as the case may be, then it shall be determined by the following appraisal process. Either Landlord or Tenant (the "First Party") may initiate a determination for the Prevailing Market Rent by giving written notice to the other (the "Second Party") of the name of a real estate appraiser who has at least five (5) years of experience as an appraiser of industrial property in the Twin Cities metropolitan area. Within ten (10) days after receipt of such notice, the Second Party shall give written notice to the First Party of the name of a real estate appraiser who meets the same criteria. If the second Party fails to name such an appraiser within such 10-day period, then the Prevailing Market Rent shall be the amount determined by the appraiser named by the First Party. If the Second Party does name such an appraiser, then within fifteen (15) days the two appraisers shall together appoint a third appraiser who meets the same criteria and within an additional fifteen (15) days the three appraisers shall jointly determine the Prevailing Market Rent. If the three appraisers cannot agree upon the Prevailing Market Rent, then the determination of the appraiser whose determination of the Prevailing Market Rent is the median of the three shall be the Prevailing Market Rent. Each party shall pay all costs, fees and expenses of the appraiser who it selects and the parties shall share equally the costs, fees and expenses of the third appraiser.

    2. INITIAL OPTION TO PURCHASE. Tenant shall have the option to purchase the Property on the last day of the sixtieth (60th) full month of the Fixed Term (the "Purchase

Date"), provided that no Event of Default in the payment of Basic Rent or Additional Rent shall have occurred and be continuing on the Purchase Date. Tenant shall exercise its option to purchase by giving written notice thereof to Landlord not later than six (6) months prior to the Purchase Date, time being of the essence. If Tenant exercises its option to purchase, the price to be paid by Tenant shall be Six Million Two Hundred Fifty Thousand Dollars ($6,250,000) minus the sum of (a) any reduction in the principal balance of the indebtedness secured by the Initial Mortgage from the original principal balance of $5,750,000 to the principal balance thereof on the Purchase Date which would have been obtained if all payments under the Initial Mortgage had been made as and when due thereunder, and (b) the principal reduction resulting from any release and application of the Reserve Fund described in
Section 6 hereof to the principal balance of such indebtedness. On the Purchase Date, Tenant shall pay the purchase price to Landlord (for application, to the extent required, to payment of the unpaid balance of the indebtedness secured by the Initial Mortgage) and Landlord shall execute and deliver to Tenant a Limited Warranty Deed, with State Deed Tax paid thereon, conveying fee title to the Property to Tenant, it being understood that the title to the Property will be free and clear of any Mortgage and shall be subject only to the following encumbrances:

    (i)    the Permitted Exceptions;

    (ii) any encumbrances resulting from Tenants's failure to keep or perform its obligations under this Lease;

    (iii) any encumbrances suffered or incurred by Tenant or anyone claiming under Tenant;

    (iv) any encumbrances or takings resulting from a proceeding in eminent domain or threat thereof;

    (v)    any non-monetary encumbrances consented to in writing by Tenant;
           and

    (vi)   unpaid taxes and special assessments.

Tenant shall assume and agree to perform all obligations of Landlord under the Development Agreement from and after the Purchase Date.

    Alternatively, Tenant may at its option assume the unpaid balance of the indebtedness secured by the Initial Mortgage and pay the remainder of the purchase price to Landlord, provided that Tenant shall procure the consent to such assumption by the initial Mortgagee and the release of Landlord of all further liability thereunder.

    As soon as reasonably possible after Tenant exercises its option to purchase, Landlord shall furnish to Tenant a commitment for an ALTA Owner's Title Insurance Policy covering title to the Property. Tenant shall be allowed twenty (20) days after receipt thereof for examination of title and notifying Landlord in writing of any objections thereto. If any objection to title is not made and Landlord notified as herein provided, said objection shall be deemed waived. If objections to title are made and Landlord is notified thereof as herein provided, Landlord shall have until the Purchase Date to cure such objections. If such objections are not cured prior to the Purchase Date, Tenant may at its option (i) elect not to purchase the Property, in which event this Lease shall remain in full force and effect, (ii) close the purchase in the same manner as if there had been no title objections, in which event the purchase shall be closed on the Purchase Date and Landlord shall convey title to the Property subject to the matters as to which objections were made but without waiving any rights to damages hereunder, or (iii) attempt to cause such encumbrances to be removed. However, if Tenant elects alternative (iii) above, closing shall be postponed until the encumbrances in question are removed and, if Tenant is unable within a further period of sixty (60) days to cause such encumbrances to be removed, Tenant may then elect either alternative (i) or (ii) above. No such postponement shall alter the purchase price. All costs and expenses incurred by Tenant in causing or attempting to cause such encumbrances to be removed, including reasonable attorneys fees, shall be payable by Landlord if attributable to any fault or action by Landlord. Objections which can be remedied by the payment of money shall be paid from Landlord's proceeds at the closing.

    3. RIGHT OF FIRST OFFER. If during the term hereof, Landlord elects to offer the Property for sale, it shall notify Tenant thereof and of the price for which it is willing to sell the Property (the "Offer Price"). Tenant shall have fifteen (15) days thereafter in which to notify Landlord of its agreement to purchase the Property for the Offer Price, time being of the essence. If Tenant so notifies Landlord of its agreement to purchase the Property, then Landlord shall sell the Property to Tenant and Tenant shall purchase the Property from Landlord pursuant to the terms and conditions contained in Section 2 hereof, except that (a) the purchase price shall be the Offer Price, and (b) the Purchase Date shall be the date which is ninety
(90) days subsequent to the date of Tenant's notice to Landlord (or, if such date is not a Business Day, the next Business Day thereafter). The Property shall be conveyed to Tenant pursuant to this Section 3 free from any Mortgage. If Tenant does not so notify Landlord of its agreement to purchase the Property for the Offer Price within such 15-day period, then Landlord may at any time within one (1) year after the date of Landlord's initial notice to Tenant agree to sell the Property to a third party (and thereafter close such sale), subject to this Lease, for a sale price which is not less than ninety-five percent (95%) of the Offer Price. In the event of such a sale of the Property to a third party, this Section 3 and Section 4 hereof shall terminate and Tenant shall have no further rights hereunder or thereunder. Tenant's rights under this Section 3 shall be subordinate to the lien of any Mortgage.

    4. CONDITIONAL OPTION TO PURCHASE. Tenant shall have the further option to purchase the Property on the last day of the Fixed Term (the "Expiration Date"), if (a) the Property shall not theretofore have been sold by Landlord to a third party in accordance with the provisions contained in
Section 3 hereof, and (b) no Event of Default in the payment of Basic Rent or Additional Rent shall have occurred and be continuing on the Expiration Date. Tenant shall exercise such option to purchase by giving written notice thereof to Landlord not sooner then twelve (12) months nor later than six (6) months prior to the Expiration Date, time being of the essence. If Tenant exercises such option to purchase the Property, then Landlord shall sell the Property to Tenant and Tenant shall purchase the Property from Landlord pursuant to the terms and conditions contained in Section 2 hereof except, that (i) the purchase price shall be the Fair Market Value of the Property as of the date which is six
(6) months prior to the Expiration Date, and (ii) the Purchase Date shall be the Expiration Date. The Property shall be conveyed to Tenant pursuant to this Section 4 free from any Mortgage. The "Fair Market Value" is the cash price which would be obtained for the Property, not subject to this Lease, in an arm's length transaction between a willing buyer and a willing seller under no compulsion to do so. If the parties have not agreed in writing upon the Fair Market Value at least four (4) months prior to the Expiration Date, then it shall be determined by the same appraisal process which is described in Section 1 hereof for the determination of Prevailing Market Rent. Tenant's rights under this Section 4 shall be subordinate to the lien of any Mortgage.

    5. INITIAL MORTGAGE. In order to finance Landlord's share of the costs of the work to be performed pursuant to the Construction Agreement, Landlord shall obtain, on or before July 1, 1997, a mortgage loan (the "Loan") in the amount of $5,750,000 and containing the terms and conditions described in the proposal by Juran & Moody, a division of Miller, Johnson & Kuehn, Inc., to the Ryan Companies US, Inc. dated February 10,1997, which Loan shall be secured by a first mortgage (the "Initial Mortgage") encumbering the Property (but not any of Tenant's Equipment). Except as otherwise specifically provided herein, the Initial Mortgage and every other document evidencing or securing the Loan (collectively, the "Loan Documents") shall be fully subject and subordinate to each and every term, covenant and condition of this Lease, including, without limitation, the option to purchase contained in Section 2 hereof. In no event shall tenant be liable to the holder of the Loan for payment of any amount whatsoever which is payable pursuant to a Loan Document and Tenant shall not be required to join in the execution of any Loan Document, except for a subordination, non-disturbance and attornment agreement pertaining to this Lease which is consistent with the terms hereof. The Loan shall be disbursed in accordance with the disbursing and approval procedure provided for in the Construction Agreement and pursuant to a disbursing agreement consistent with such procedure among Landlord, Tenant, the initial Mortgagee and the disbursing agent in connection with the Loan. The Loan Documents shall be subject to the reasonable approval of Tenant as to the consistency thereof with the terms of this Lease. Landlord shall not further encumber the Property prior to the first day of the 61st full month of the Fixed Term unless Tenant shall fail to timely exercise its option to purchase the Property pursuant to Section 2 hereof. Prior to such time, Landlord shall not modify or amend any of the Loan Documents without the written consent of Tenant. Landlord shall fully and timely pay and perform all of th terms, covenants or conditions of such Loan Documents in accordance with their terms. In the event that Landlord shall fail to do so and such failure continues for ten (10) days after written notice thereof by Tenant to Landlord, and provided that such failure is not the result of a default by Tenant hereunder, Tenant shall have the right, but not the obligation, to pay and perform such terms, covenants and conditions, and deduct from the Basic Rent and Additional Rent thereafter due under this Lease any sums reasonably expended by Tenant in taking such action, together with interest thereon at the rate of 15% per annum from the date of expenditure.

    6. INITIAL MORTGAGE RESERVE FUND. The Initial Mortgage will require that Landlord establish and maintain a reserve fund with the initial Mortgagee in the amount of $750,000 (the "Reserve Fund"). Provided that no Event of Default exists hereunder, Tenant shall have the right to make all investment decisions with respect to the Reserve Fund which are afforded by the Initial Mortgagee and Landlord shall pay, or cause to be paid directly, to Tenant all investment earnings on the Reserve Fund (less any tax liability of Landlord or its members with respect thereto) as they are received. Provided that this Lease shall not have been terminated due to an Event of Default, the Reserve Fund shall be paid to Tenant at the first to occur of (a) the release thereof by the initial Mortgagee to the Landlord, or (b) the expiration of the Fixed Term, or (c) at the closing if Tenant purchases the Property pursuant to its option to purchase contained in Section 2 hereof and the Reserve Fund has not therefore been applied to reduction of the principal balance of the Initial Mortgage, or if Tenant purchases the Property pursuant to Sections 3 or 4 hereof. Landlord and Tenant agree to modify this
Section 6 if required in order to be consistent with the terms and conditions of the Initial Mortgage.

    7. MOTORCYCLES. Tenant agrees to sell to Landlord or its designees, for the total sum of $36,000, two (2) new Excelsior-Henderson Super X motorcycles from the first year of production.

    8. ADDITIONAL PARKING. Tenant anticipates that there will initially be approximately 177 persons working at the Property at any one time. By reason thereof, the City is requiring that only 269 parking spaces be provided on the Property. However, Tenant shall, at its sole cost and expense, if necessary construct additional parking spaces on the Property such that there shall at all times be located thereon a number of parking spaces equal to the lesser of (a) 35 plus the number of persons working at the Property at any one time, or (b) the number required pursuant to the applicable ordinance of the City. Any recorded agreement hereafter entered into between the Landlord and the City which is consistent with the provisions of this
Section 8 shall also constitute a Permitted Exception.

    9. CONSTRUCTION AGREEMENT. Landlord shall fully and timely pay, perform and comply with all of the terms, covenants and conditions of the Construction Agreement to be performed up to and including Final Completion thereunder. In the event Landlord shall fail to do so and, as a result thereof, Tenant shall terminate the Construction Agreement pursuant to the terms thereof, then Tenant shall have the right, but not the obligation, to complete the Improvements, and, provided Tenant has authorized the disbursement to Landlord of payment for all work performed in accordance with the Construction Agreement prior to termination, to deduct from the Base Rent and Additional Rent thereafter due under this Lease any sums reasonably expended by Tenant in taking such action which are not paid by Landlord to Tenant within 30 days after demand therefor and the furnishing of evidence thereof, together with interest thereon at the rate of 15% per annum from the date of expenditure. In addition, pursuant to the Construction Agreement Tenant has the right to terminate this Lease in the event of certain defaults by Landlord under the Construction Agreement.

     10. LEASEHOLD MORTGAGES. Tenant may from time to time grant a mortgage encumbering its leasehold interest hereunder (including its rights to purchase the Property) to the Minnesota Agricultural and Economic Development Board, its successors and/or assigns ("MAEDB"), or to an institutional lender (the "Tenant's Mortgagee"), provided that Landlord is notified thereof in writing. No more than one such leasehold mortgage may be outstanding at any one time. In connection with any such leasehold mortgage, Landlord further agrees as follows:

     (a) Landlord will give to Tenant's Mortgagee simultaneously with service on Tenant a duplicate of any and all notices of default which are required by the Lease to be given by Landlord to Tenant. All such notices shall be in writing, either delivered in hand or sent by first class mail, postage prepaid or sent by telex, telecopier, facsimile transmission or telegraph, and addressed as follows if MAEDB is the Tenant's Mortgagee:

               Minnesota Agricultural and Economic Development Board 500 Metro Square
               121 7th Place East
               St. Paul, MN 55101
               Attn: Executive Director

               and to:

               First Bank National Association
               c/o First Trust National Association
               180 East 5th Street
               St. Paul, MN 55101
               Attn: Corporate Trust Department


          If the Tenant's Mortgagee is other than MAEDB, such notices shall be addressed to the Tenant's Mortgagee at such address as it may provide to Landlord.

     (b) Upon a default under the Lease, Tenant's Mortgagee shall have the privilege of performing on behalf of Tenant any of Tenant's covenants or of curing any defaults by Tenant or of exercising any election, option or privilege conferred upon Tenant by the terms of the Lease and Tenant shall be bound thereby. Landlord shall not terminate the Lease or Tenant's right of possession for any default of Tenant if, within the period within which Tenant is expressly allowed in the Lease to cure such default, such default is cured or caused to be cured by Tenant's Mortgagee. Provided, however, that there shall be no obligation on the


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

          part of Tenant's Mortgagee to cure any default. If no notice of default is required by the terms of the Lease, Landlord agrees not to terminate the Lease unless Tenant's Mortgagee fails to cure such default within ten (10) days after notice by Landlord to Tenant's Mortgagee of the occurrence of such default.

     (c) No liability for the payment of rent or the performance of any of Tenant's covenants and obligations of the Lease shall attach to or be imposed upon Tenant's Mortgagee prior to Tenant's Mortgagee's exercise of its rights hereunder, all such liability being hereby expressly waived by Landlord; provided, however, that nothing herein shall relieve Tenant's Mortgagee of liability for damages resulting from Tenants Mortgagee's actions or negligence in performing Tenant's obligations thereunder.

     (d) Landlord will not, without prior notice to Tenant's Mortgagee, enter into any amendment of the Lease that would reduce the original term of the Lease or would otherwise materially and adversely affect the collateral interest of Tenant's Mortgagee in the Property.

     (e) Upon receipt of a written request therefor, Landlord shall execute an estoppel certificate certifying, if true, that the Lease has not been modified and is in full force and effect or, if there has been a modification of the Lease, that the Lease is in full force and effect as modified, stating such modifications;specifying the date to which the rent has been paid; stating whether or not, to the knowledge of the Landlord, Tenant is in default and, if so, stating the nature of such default; and stating which options to extend the term of the lease have been executed, if any.

     (f) If any proceedings are brought to foreclose the Tenant's Mortgage or if Tenant's leasehold interest in the Property is conveyed to Tenant's Mortgagee by deed in lieu of foreclosure or by any other means, Landlord shall recognize Tenant's Mortgagee as Tenant under the Lease. Further, if the Lease is rejected under 11 U.S.C. Section 365, the Lease, at Tenant's Mortgage's option, to be exercised by notice to Landlord within ten (10) days after such rejection, shall not be deemed to be terminated and upon such election, Landlord shall recognize Tenant's Mortgagee as Tenant under the Lease. This provision shall be effective and self operative without the execution of any further instrument on the part of any of the parties hereto. Tenant's Mortgagee shall have the right to assign its leasehold interest in the Property to an assignee with the prior written consent of the Landlord, which consent shall not be unreasonably withheld, delayed or conditions. From and after the time at which Tenant's Mortgagee or such assignee succeeds to the interest of Tenant under the Lease, Tenant's Mortgagee


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


          or such assignee shall be bound to Landlord under all the terms, covenants and conditions of the Lease and Tenant's Mortgagee or such assigns shall have all rights and remedies thereunder.

The terms and conditions of this Section 10 shall survive any termination or rejection of the Lease.

     11. TAXES IN 2007. Tenant agrees that, in accordance with the letter agreement by it and Landlord to the Belle Plaine Economic Development Authority and the City of Belle Plaine, Minnesota dated April 15, 1997, Tenant will if necessary pay all real estate taxes payable with respect to the Property in the year 2007 not later than May 15, 2007.


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